UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 6, 2008

BIG CAT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-49870	61-1500382
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	No.)	ID)

201 W. Lakeway
Suite 1000
Gillette, Wyoming 82718
(Address of principal executive offices and Zip Code)

(307) 685-3122
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR
230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Big Cat Energy Corporation hereby amends and restates in its entirety the Form 8-K filed November 3, 2008 as follows:

ITEM 4.01     CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

     On November 6, 2008, Gordon, Hughes & Banks, LLP (“ GH&B ”) resigned as the Company’s independent registered public accounting firm. GH&B recently entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of GH&B and certain of the professional staff and shareholders of GH&B joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. Concurrent with the resignation of GH&B, the Company, through and with the approval of its board of directors, engaged Eide Bailly as its independent registered public accounting firm.

     During the period from engagement (August 1, 2008) and through the date of dismissal, there were no disagreements with GH&B on any matter of accounting principles and practices, financial statement disclosure or auditing scope or procedure. Further, there were no reportable events during this same time period.

     Prior to engaging Eide Bailly, we did not consult on any matter relating accounting principles to a specific transaction, either completed or proposed, the type of an audit opinion that might be rendered on our financial statements or a reportable event, and Eide Bailly did not provide any written or oral advice that was an important factor considered in reaching a decision as to any such accounting, auditing or financial reporting issue.

     We provided GH&B with a copy of this Current Report on Form 8-K/A prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in this Item 4.01. A copy of the letter provided from GH&B is filed as Exhibit 16.1 to the Form 8-K/A and no disagreement was reported.

ITEM 9.01     EXHIBITS

(d)		Exhibits

	16.1	Letter dated November 6, 2008 from Gordon, Hughes & Banks, LLP

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 6 day of November, 2008.

BIG CAT ENERGY CORPORATION

BY:   RICHARD G. STIFEL
         Richard G. Stifel, Principal
         Accounting Officer and Principal
         Financial Officer